William D. Chapman	Ernest Duplessis
Director, Investor Relations	VP, External and Internal Communications
847-535-0881	847-535-4356
william.chapman@grainger.com	ernest.duplessis@grainger.com

GRAINGER REPORTS RECORD SALES OF $6.4 BILLION AND

EARNINGS PER SHARE OF $4.94 FOR THE YEAR ENDED DECEMBER 31, 2007.

Reiterates 2008 EPS guidance of $5.65 to $6.00

2007 Highlights

•	Sales were $6.4 billion, up 9 percent
•	EPS were $4.94, up 17 percent
•	Operating cash flow was $470 million
•	7.1 million shares were repurchased
•	Pretax ROIC* was 28.5 percent versus 26.4 percent in 2006

To access a Podcast describing Grainger’s performance in more detail, visit www.grainger.com/investor

CHICAGO, January 25, 2008 – Grainger (NYSE: GWW) today reported record sales, net earnings and earnings per share for the year ended December 31, 2007. Sales of $6.4 billion were up 9 percent versus 2006 and up 9 percent on a daily basis. There were 255 sales days in 2007 versus 254 days in 2006. Net earnings of $420 million increased 10 percent versus $383 million in 2006. Earnings per share of $4.94 increased 17 percent versus $4.24 in 2006. Included in 2006 were $13.8 million or $0.15 earnings per share of income tax-related benefits. Excluding these benefits, 2007 net earnings increased 14 percent and 2007 earnings per share increased 21 percent.

*The GAAP financial statements are the source for all amounts used in the Return on Invested Capital (ROIC) calculation. ROIC is calculated using annualized operating earnings based on year-to-date operating earnings divided by a 13 point average for net working assets. Net working assets are working assets minus working liabilities defined as follows: working assets equal total assets less cash equivalents (non operating cash), deferred taxes, and investments in unconsolidated entities, plus the LIFO reserve. Working liabilities are the sum of trade payables, accrued compensation and benefits, accrued contributions to employees’ profit sharing plans, and accrued expenses.

W.W. Grainger, Inc. – 2007 fourth quarter results

“We enjoyed another record year of sales because we continued to help our customers be more productive and efficient with their facilities maintenance needs,” said Grainger’s Chairman and Chief Executive Officer Richard L. Keyser. “We also enjoyed another record year of earnings because we worked on being more productive and cost efficient.” He added, “While we’re aware of the concerns many have with the economic outlook for 2008, we remain comfortable that actions we’ve taken should allow us to deliver our forecasted 2008 earnings per share of $5.65 to $6.00 as announced in November 2007.” For example, the company reduced 125 positions in information technology in the fourth quarter, which resulted in a severance charge of $4.5 million, or $0.03 per share in 2007. This action should benefit the company by $12 million in 2008.

For the 2007 fourth quarter, sales of $1.6 billion increased 10 percent versus the 2006 fourth quarter, 9 percent on a daily basis. There were 64 sales days in the 2007 fourth quarter versus 63 days in 2006. Daily sales increased 10 percent in October, 10 percent in November and 6 percent in December. Approximately 4 percentage points of the 9 percent daily sales growth for the quarter came from the company’s growth programs with 2 percentage points from foreign exchange and the remainder from volume and price. The mid-week timing of the holidays contributed to a slowing of sales in December. Lower sales to integrated supply customers reduced sales growth in the fourth quarter. Net earnings for the quarter of $104 million increased 6 percent versus $99 million in the 2006 quarter. Earnings per share were $1.28, up 13 percent versus the fourth quarter of 2006. The 2006 fourth quarter included $5.3 million or $0.06 per share of income tax benefits.

Grainger Branch-based segment

Sales in this segment, which includes branch-based businesses in the United States, Mexico and China, increased 9 percent, 7 percent on a daily basis, in the 2007 fourth quarter. Daily sales grew by 9 percent in October, 9 percent in November and 5 percent in December. Of the 7 percent daily growth, an estimated 5 percentage points were from the company’s two growth initiatives in the United States, market expansion and product line expansion. Strong sales of seasonal products also contributed 1 percentage point to sales growth. The timing of the

W.W. Grainger, Inc. – 2007 fourth quarter results

holidays reduced sales growth for the quarter by approximately 1 percentage point. Sales growth was also reduced by approximately 1 percentage point due to the continued wind-down of low margin contracts with integrated supply customers. The majority of these contracts ended in 2007.

During the quarter, the company opened three new full-service branches and two will-call express locations in the United States and closed two full-service branches. As part of the market expansion program in Mexico, the company opened three new branches.

	Fourth Quarter 2007 Branch Summary
	9/30/07	Opened	Closed	12/31/07
United States
Branch	411	3	(2)	412
Will-Call Express	22	2		24
Mexico	12	3		15
China
Branch	1			1
Will-Call Express	5			5
Total	451	8	(2)	457

As a result of repositioning and relocating branches under the market expansion program, the company sold two branches for a gain of $1.8 million in the fourth quarter as compared to a gain of $3.4 million in the fourth quarter of 2006. For the full year, the company sold 6 branches for a gain of $6.6 million, most in conjunction with the market expansion program. In 2006, gains on the sale of property were $11.1 million.

In the United States, daily sales in the quarter increased 7 percent. The strongest sales growth came from government, light manufacturing and commercial customers. The U.S. market expansion program contributed approximately 2 percentage points to the segment’s daily sales growth. Results for the six-phased market expansion program were as follows:

W.W. Grainger, Inc. – 2007 fourth quarter results

Phase	Markets	4Q’07 Daily Sales Increase	12/31/07 Percent Complete
1	Atlanta, Denver, Seattle	19%	100%
2	Four markets in Southern California	7%	100%
3	Houston, St. Louis, Tampa	12%	100%
4	Baltimore, Cincinnati, Kansas City, Miami, Philadelphia, Washington, D.C.	9%	100%
5	Dallas, Detroit, New York City, Phoenix	8%	75%
6	Chicago, Minneapolis, Pittsburgh and San Francisco	8%	65%

Market expansion has contributed $402 million in sales in 2007. Operating earnings were $21.4 million in 2007 versus an operating loss of $8.6 million in 2006. Sales in the market expansion cities experienced the same slowdown around the holidays while operating earnings finished stronger than expected.

The company added 90,000 products in 2006 and 2007 to supplement its plumbing, fastener, material handling, and security product lines. Product line expansion contributed approximately 3 percentage points to the quarterly growth for this segment. Products added over the last two years have delivered $349 million in sales in 2007.

Daily sales in Mexico were up 20 percent in the fourth quarter versus the same period in 2006 in both U.S. and local currency. Sales benefited from the market expansion program including the seven new branches opened in 2007. Hurricane-related flooding caused a disruption to operations at the new master branch in Villahermosa. The company has resumed limited operations and expects to restore full service at this facility in the second quarter of 2008.

W.W. Grainger, Inc. – 2007 fourth quarter results

Operating earnings in the quarter for the Grainger Branch-based segment were up 3 percent. This growth was the result of higher sales and improved gross profit margins, partially offset by higher operating expenses. Severance charges, increased bad debt expenses and provisions, and higher sales commissions and bonus accruals contributed to the higher operating expenses. In addition, new facility-related expenses in connection with market expansion in the United States and Mexico contributed to higher expenses.

Acklands-Grainger Branch-based segment

Daily sales for the quarter were up 23 percent versus the 2006 fourth quarter, up 6 percent in local currency. On a daily basis, sales in local currency were up 7 percent in October, 3 percent in November and 7 percent in December. Results benefited from strong sales to oil, mining and government customers, partially offset by weak sales to the forestry, natural gas and manufacturing customers. During the quarter, the company closed one branch, ending the year at 153 branches.

Operating earnings increased $11.3 million, or 357 percent, for the 2007 fourth quarter, the result of increased sales, a 3.7 percentage point improvement in gross profit margins and positive operating expense leverage. The gross profit improvement was primarily due to positive inflation recovery and favorable year-end inventory adjustments resulting from improved inventory management.

Lab Safety Supply (LSS)

Sales for the fourth quarter of 2007 were up 4 percent, 3 percent on a daily basis, versus the 2006 fourth quarter. Daily sales were up 2 percent in October, 5 percent in November and 1 percent in December. Sales from recent acquisitions - Professional Inspection Equipment and Construction Book Express in November 2006 and McFeely’s in May 2007 - contributed 5 percentage points to growth in the quarter. Excluding these acquisitions, sales were down by 2 percent reflecting continued weakness with Lab Safety’s government and manufacturing customers. Operating earnings increased 11 percent for the quarter, mainly due to positive operating expense leverage.

W.W. Grainger, Inc. – 2007 fourth quarter results

Tax rate

The effective income tax rate was 38.1 percent for the 2007 fourth quarter versus 35.3 percent for the 2006 fourth quarter. The 2006 fourth quarter rate included a $5.3 million tax benefit from a reduction of deferred tax liabilities related to property, buildings and equipment.

For the full year, the effective income tax rate was 38.4 percent in 2007 and 36.4 percent in 2006. The company anticipates the effective income tax rate for 2008 to be approximately 39 percent, before the effect of equity in income/loss of unconsolidated entities.

Cash flow

Operating cash flow was $132 million for the quarter and $470 million for the year. The company used cash from operations to fund growth initiatives, especially market expansion. Capital expenditures were $196 million for 2007 compared to $139 million in 2006.

Dividends and Share Repurchases

Dividends paid in 2007 were $113 million. The company raised its quarterly dividend by 21 percent in April 2007. For the full year 2007, the company repurchased 7.1 million shares of stock, for a total of $647 million, through a combination of open market purchases and an accelerated share repurchase (ASR) program. The company used a combination of cash and short-term debt to accomplish the ASR, resulting in $4.2 million in lower interest income and $0.7 million in higher interest expense in the fourth quarter versus the prior year quarter. Approximately 4.7 million shares remained under the current repurchase authorization at the end of the year.

In early January 2008, the company completed its ASR and intends to resume its share repurchase program through buying shares in the open market.

W.W. Grainger, Inc. – 2007 fourth quarter results

W.W. Grainger, Inc. (NYSE: GWW), with 2007 sales of $6.4 billion, is the leading broad line supplier of facilities maintenance products serving businesses and institutions in Canada, China, Mexico and the United States. Through a highly integrated network including more than 600 branches, 18 distribution centers and multiple Web sites, Grainger’s employees help customers get the job done. To view information about the company, including a history of daily sales by segment and a prerecorded message regarding fourth quarter and full year 2007 results, visit www.grainger.com/investor.

Forward-Looking Statements

This document contains forward-looking statements under the federal securities laws. The forward-looking statements relate to the company’s expected future financial results and business plans, strategies and objectives and are not historical facts. They are generally identified by qualifiers such as, “anticipates,” “EPS guidance,” “should allow us to deliver,” “forecasted 2008 earnings,” “continue to expect,” “expected,” “expects,” “intends to resume,” “looking forward,” “percent complete,” “should benefit,” or similar expressions. There are risks and uncertainties the outcome of which could cause the company’s results to differ materially from what is projected. The forward-looking statements should be read in conjunction with the company’s most recent annual report, as well as the company’s Form 10-K and other reports filed with the Securities & Exchange Commission, containing a discussion of the company’s business and of various factors that may affect it.

W.W. Grainger, Inc. – 2007 fourth quarter results

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	($ in thousands except for per share data)
	2007	2006	2007	2006
Net sales	$ 1,611,753	$ 1,462,158	$ 6,418,014	$ 5,883,654
Cost of merchandise sold	940,272	860,727	3,814,391	3,529,504
Gross profit	671,481	601,431	2,603,623	2,354,150
Warehousing, marketing and administrative expenses	504,320	453,634	1,932,970	1,776,079
Operating earnings	167,161	147,797	670,653	578,071
Other income and (expense)
Interest income	943	5,185	12,125	21,496
Interest expense	(1,157)	(446)	(2,974)	(1,926)
Equity in income of unconsolidated entities	1,663	411	2,016	2,960
Gain on sale of unconsolidated entity	-	-	-	2,291
Unclassified-net	94	36	41	131
Total other income and (expense)	1,543	5,186	11,208	24,952
Earnings before income taxes	168,704	152,983	681,861	603,023
Income taxes	64,312	54,050	261,741	219,624
Net earnings	$ 104,392	$ 98,933	$ 420,120	$ 383,399
Earnings per share -Basic	$ 1.32	$ 1.15	$ 5.10	$ 4.36
-Diluted	$ 1.28	$ 1.13	$ 4.94	$ 4.24
Average number of shares outstanding -Basic	79,324,996	85,115,957	82,403,958	87,838,723
-Diluted	81,837,403	87,823,937	85,044,963	90,523,774
Segment results:
	2007	2006	2007	2006
Sales
Grainger Branch-based	$ 1,337,998	$ 1,225,902	$ 5,352,520	$ 4,910,836
Acklands-Grainger	171,673	137,570	636,524	565,098
Lab Safety Supply	104,010	99,688	434,663	411,511
Intersegment sales	(1,928)	(1,002)	(5,693)	(3,791)
Net sales to external customers	$ 1,611,753	$ 1,462,158	$ 6,418,014	$ 5,883,654
Operating earnings
Grainger Branch-based	$ 164,414	$ 159,532	$ 669,441	$ 593,455
Acklands-Grainger	14,508	3,172	44,218	15,242
Lab Safety Supply	11,096	9,959	54,287	52,283
Unallocated expense	(22,857)	(24,866)	(97,293)	(82,909)
Operating earnings	$ 167,161	$ 147,797	$ 670,653	$ 578,071
Company operating margin	10.4%	10.1%	10.5%	9.8%
ROIC* for Grainger Branch-based			36.7%	35.2%
ROIC* for Acklands-Grainger			12.9%	4.7%
ROIC* for Lab Safety Supply			29.5%	31.9%
* See page 1 for a definition of ROIC

W.W. Grainger, Inc. – 2007 fourth quarter results

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

Preliminary

	At December 31,
	($ in thousands)
	2007	2006
Assets
Cash and Cash Equivalents (1)	$ 113,437	$ 348,471
Marketable Securities	20,074	12,827
Accounts Receivable – net	602,650	566,607
Inventories (2)	946,327	827,254
Other Current Assets	118,329	106,927
Total Current Assets	1,800,817	1,862,086
Property, Buildings and Equipment – net (3)	878,345	792,935
Investments in Unconsolidated Entities	14,759	8,492
All Other Assets	400,107	382,575
Total Assets	$ 3,094,028	$ 3,046,088

Liabilities And Shareholders’ Equity
Short-Term Debt (4)	$ 102,060	$ -
Current Maturities of Long-Term Debt	4,590	4,590
Trade Accounts Payable (5)	297,929	334,820
Other Current Liabilities (6)	421,824	366,913
Total Current Liabilities	826,403	706,323
Long-Term Debt	4,895	4,895
All Other Liabilities	164,622	157,255
Shareholders’ Equity (7)	2,098,108	2,177,615
Total Liabilities and Shareholders’ Equity	$ 3,094,028	$ 3,046,088

(1) Cash and cash equivalents decreased by $235 million, or 67%, primarily due to share repurchase, dividend payment, capital expenditures and higher working capital requirements.
(2) Inventories increased $119 million, or 14%, primarily due to the product line expansion and market expansion initiatives, and to improve customer service through better product availability.
(3) Depreciation and amortization of property, buildings, and equipment amounted to $32 million for the 2007 fourth quarter and $29 million for the 2006 fourth quarter.
(4) Short-term debt increased $102 million due to short-term borrowings to fund the accelerated share repurchase program and a line of credit obtained for the purchase of a building in China.
(5) Trade accounts payable decreased $37 million, or 11%, due primarily to the day of the week the calendar year ended in 2007 versus 2006.
(6) Other current liabilities increased $55 million, or 15%, due primarily to increased compensation, benefits and profit sharing accruals.
(7) Common stock outstanding as of December 31, 2007 was 79,459,415 shares as compared with 84,067,627 shares at December 31, 2006.

W.W. Grainger, Inc. – 2007 fourth quarter results

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

Preliminary

	Twelve Months Ended December 31,
	($ in thousands)
	2007	2006
Cash Flows from Operating Activities:
Net Earnings	$ 420,120	$ 383,399
Depreciation and Amortization	131,999	118,568
(Income) Loss in Unconsolidated Entities	(2,016)	(2,960)
(Increase) Decrease in Accounts Receivable – net	(26,378)	(46,999)
(Increase) Decrease in Inventories	(97,234)	(33,839)
(Increase) Decrease in Prepaid Expenses	(2,342)	(3,918)
Increase (Decrease) in Trade Accounts Payable	(39,436)	10,888
Increase (Decrease) in Other Current Liabilities	54,700	(2,558)
Other – net	30,138	14,172

Net Cash Provided by Operating Activities	469,551	436,753

Cash Flows from Investing Activities:
Additions to Property, Buildings and Equipment – net	(176,783)	(110,500)
Additions for Capitalized Software	(8,556)	(8,950)
Net Cash Paid for Business Acquisition	(4,698)	(34,390)
Other – net	(6,920)	14,094

Net Cash Used in Investing Activities	(196,957)	(139,746)

Cash Flows from Financing Activities:
Increase (Decrease) in Short Term Debt	102,303	-
Cash Dividends Paid	(113,093)	(97,896)
Purchase of Treasury Stock	(647,293)	(472,787)
Other – net	144,196	77,810

Net Cash Used in Financing Activities	(513,887)	(492,873)

Exchange Rate Effect on Cash and Cash Equivalents	6,259	(557)

Net (Decrease) in Cash and Cash Equivalents from beginning of year	(235,034)	(196,423)

Cash and Cash Equivalents at beginning of year	348,471	544,894

Cash and Cash Equivalents at end of year	$ 113,437	$ 348,471

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